Exhibit 10.94

Incentive Stock Option Terms
under the
Chubb Limited 2016 Long-Term Incentive Plan

The Participant has been granted an Option by Chubb Limited (the "Company") under the Chubb Limited 2016 Long-Term Incentive Plan (the "Plan"). The Option shall be subject to the following Incentive Stock Option Terms (sometimes referred to as the "Option Terms"):
1. Terms of Award. The following words and phrases used in these Option Terms shall have the meanings set forth in this paragraph 1:
(a)    The "Participant" is the individual recipient of the Incentive Stock Option Award on the specified Grant Date.
(b)    The "Grant Date" is [Insert Date].
(c)    The number of "Covered Shares" shall be that number of shares of Stock awarded to the Participant on the Grant Date as reflected in the corporate records and shown in the Record-Keeping System in the Participant’s individual account records.
(d)    The "Exercise Price" is $[Insert Price] per share.
Other words and phrases used in these Option Terms are defined pursuant to paragraph 8 or elsewhere in these Option Terms.
2. Incentive Stock Option. The Option is intended to constitute an "incentive stock option" as that term is used in Code section 422. To the extent that the aggregate fair market value (determined at the time of grant) of Shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year under all plans of the Company and its Subsidiaries exceeds $100,000, the options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options. It should be understood that there is no assurance that the Option will, in fact, be treated as an incentive stock option.
3. Date of Exercise. Subject to the limitations of these Option Terms, each Installment of Covered Shares of the Option shall be exercisable on and after the Vesting Date for such Installment as described in the following schedule (but only if the Date of Termination has not occurred before the Vesting Date):

INSTALLMENT	VESTING DATE APPLICABLE TO INSTALLMENT
1/3 of Covered Shares	One-year anniversary of the Grant Date
1/3 of Covered Shares	Two-year anniversary of the Grant Date
1/3 of Covered Shares	Three-year anniversary of the Grant Date

Notwithstanding the foregoing provisions of this paragraph 3, the Option shall become fully vested and exercisable as follows, with the exception of paragraph (c) or (d):

(a)	The Option shall become fully exercisable upon the Date of Termination, if the Date of Termination occurs by reason of the Participant’s death or Long-Term Disability.

(b)
If the Participant’s Date of Termination is a Change in Control Date of Termination, then, for Installments, if any, as to which the Restricted Period has not ended prior to the Participant’s Date of Termination, the Restricted Period will end and such Installments will become exercisable on the Change in Control Date of Termination; provided that if the Participant’s Change in Control Date of Termination occurs within the 180-day period immediately preceding the date of a Change in Control, then all unvested Installments held by the Participant on the Date of Termination will become exercisable on the date of the Change in Control. If the originally scheduled expiration date for the Option occurs before the date of the Change in Control, then the Option will not become exercisable under this paragraph (b).

(c)
For Installments as to which the Restricted Period has not ended prior to the Date of Termination, if the Date of Termination occurs by reason of the Participant’s Retirement, vesting shall continue pursuant to the foregoing schedule following the Date of Termination. Following the Date of Termination the Restricted Period shall end in accordance with the above schedule.

(d)
For Installments as to which the Restricted Period has not ended prior to the Date of Termination, if the Date of Termination occurs by reason of the Participant’s Qualifying Termination, vesting shall continue pursuant to the vesting schedule in this paragraph 3 following the Date of Termination as though the Participant continued to be employed through the two-year anniversary of the Participant’s Date of Termination, subject to the Participant not engaging in any Competitive Activity during such two-year period and subject to the Participant signing and not revoking a general release and waiver of all claims against the Company and such release becomes effective no later than the sixty-day anniversary of the Date of Termination. If such release is not effective within such sixty-day period or in the event that the Participant engages in a Competitive Activity prior to the last day of the Restricted Period for any Installment, the Participant shall immediately forfeit any unvested Installments.

Except as specified in paragraphs (b), (c) and (d), the Option may be exercised on or after the Date of Termination only as to that portion of the Covered Shares for which it was exercisable (or became exercisable) immediately prior to the Date of Termination.
4. Expiration. The Option shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The "Expiration Date" shall be the earliest to occur of:

(a)	the ten‑year anniversary of the Grant Date;

(b)	if the Participant's Date of Termination occurs by reason of death or Long-Term Disability, the one-year anniversary of such Date of Termination;

(c)	if the Participant's Date of Termination occurs by reason of Retirement, the ten-year anniversary of the Grant Date, or if earlier, the date of the Participant's death;

(d)
if the Participant’s Date of Termination occurs by reason of the Participant’s Qualifying Termination or the Participant’s Change in Control Date of Termination, the three-year anniversary of the Participant’s Date of Termination; or

(e)
if the Participant's Date of Termination occurs for any reason other than those listed in subparagraph (b), (c) or (d) of this paragraph 4, then subject to paragraph 3(b), the three-month anniversary of such Date of Termination.

Notwithstanding the foregoing provisions of this paragraph 4, if the Participant exercises the Option following the three-month anniversary of his or her Date of Termination, but prior to the Expiration Date of such Option, any such Option shall be treated as a nonstatutory stock option.
5. Method of Option Exercise. Subject to these Option Terms and the Plan, the Option may be exercised in whole or in part by filing a written notice (or by such other method as may be provided by the Committee, including but not limited to processes provided in electronic record-keeping systems utilized for management of the Plan) with the Secretary of the Company at its corporate headquarters prior to the Company’s close of business on the last business day that occurs prior to the Expiration Date. Such notice shall specify the number of shares of Stock which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such shares of Stock indicated by the Participant’s election. Payment shall be by cash or by check payable to the Company. Except as otherwise provided by the Committee before the Option is exercised: (i) all or a portion of the Exercise Price may be paid by the Participant by delivery of shares of Stock (including shares of Stock that would otherwise be distributable upon the exercise of the Option) owned by the Participant and acceptable to the Committee having an aggregate Fair Market Value (valued as of the date of exercise) that is equal to the amount of cash that would otherwise be required; and (ii) the Participant may pay the Exercise Price by authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise. The Option shall not be exercisable if and to the extent the Company determines that such exercise would violate applicable state or Federal securities laws or the rules and regulations of any securities exchange on which the Stock is traded. If the Company makes such a determination, it shall use all reasonable efforts to obtain compliance with such laws, rules and regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.
6. Withholding. All deliveries and distributions under these Option Terms are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).
7. Transferability. Except as otherwise provided by the Committee, the Option is not transferable other than as designated by the Participant by will or by the laws of descent and distribution, and during the Participant’s life, may be exercised only by the Participant.
8. Definitions. For purposes of these Option Terms, words and phrases shall be defined as follows:

(a)	Cause. The term “Cause” shall mean – unless otherwise defined in an employment agreement between the Participant and the Company or Subsidiary – the occurrence of any of the following:
(i)    a conviction of the Participant with respect to a (x) felony or (y) a misdemeanor involving moral turpitude; or
(ii)    willful misconduct or gross negligence by the Participant resulting, in either case, in harm to the Company or any Subsidiary; or
(iii)    failure by the Participant to carry out the lawful and reasonable directions of the Board or the Participant’s immediate supervisor, as the case may be; or
(iv)    refusal to cooperate or non-cooperation by the Participant with any governmental regulatory authority; or
(v)    fraud, embezzlement, theft or dishonesty by the Participant against the Company or any Subsidiary or a material violation by the Participant of a policy or procedure of the Company, resulting, in any case, in harm to the Company or any Subsidiary.

(b)	Change in Control. The term "Change in Control" shall be defined as set forth in the Plan.

(c)	Change in Control Date of Termination. The term “Change in Control Date of Termination” means the Participant’s Date of Termination occurs because the Company and/or any of the Related Companies terminates the Participant’s employment with the Company and/or the Related Companies without Cause (other than due to death, a Long-Term Disability or a Retirement) or because the Participant terminates his or her employment for Good Reason, provided that such termination in accordance with this paragraph 8(c) occurs during the period commencing on the 180th day immediately preceding a Change in Control date and ending on the two-year anniversary of such Change in Control date.

(d)
Competitive Activity. The term “Competitive Activity” means the Participant’s: (i) engagement in an activity – whether as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except as a less than 1% shareholder of a publicly traded company) – that is competitive with any business of the Company or any Subsidiary conducted by the Company or such Subsidiary during the Participant’s employment with the Company or the two-year period following the Date of Termination; (ii) solicitation of any client and/or customer of the Company or any affiliate with respect to an activity prohibited by subparagraph (d)(i); (iii) solicitation or employment of any employee of the Company or any affiliate for the purpose of causing such employee to terminate his or her employment with the Company or such affiliate; or (iv) failure to keep confidential all Company trade secrets, proprietary and confidential information.

(e)
Date of Termination. A Participant's "Date of Termination" means, with respect to an employee, the date on which the Participant's employment with the Company and Subsidiaries terminates for any reason, and with respect to a Director, the date immediately following the last day on which the Participant serves as a Director; provided that a Date of Termination shall not be deemed to occur by reason of a Participant's transfer of employment between the Company and a Subsidiary or between two Subsidiaries; further provided that a Date of Termination shall not be deemed to occur by reason of a Participant's cessation of service as a Director if immediately following such cessation of service the Participant becomes or continues to be employed by the Company or a Subsidiary, nor by reason of a Participant's termination of employment with the Company or a Subsidiary if immediately following such termination of employment the Participant becomes or continues to be a Director; and further provided that a Participant's employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant's employer.

(f)	Director. The term "Director" means a member of the Board, who may or may not be an employee of the Company or a Subsidiary.

(g)
Forfeiture Payment. The term “Forfeiture Payment” means the amount of any gain on any Options exercised by the Participant during the Restrictive Covenant Period pursuant to this Agreement equal to the amount included in the Participant’s income for such exercise.

(h)
Good Reason. The term “Good Reason” shall mean – unless otherwise defined in an employment agreement between the Participant and the Company or Subsidiary – the occurrence of any of the following within the sixty-day period preceding a Date of Termination without the Participant’s prior written consent:

(i)    a material adverse diminution of the Participant’s titles, authority, duties or responsibilities, or the assignment to the Participant of titles, authority, duties or responsibilities that are materially inconsistent with his or her titles, authority, duties and/or responsibilities in a manner materially adverse to the Participant; or

(ii)    a reduction in the Participant’s base salary or annual bonus opportunity (other than any reduction applicable to all similarly situated Executives generally); or

(iii)    a failure of the Company to obtain the assumption in writing of its obligations under the Plan by any successor to all or substantially all of the assets of the Company within 45 days after a merger, consolidation, sale or similar transaction that qualifies as a Change in Control.

(i)
Long-Term Disability. A Participant shall be considered to have a “Long-Term Disability” if the Participant is determined to be eligible for long-term disability benefits under the long-term disability plan in which the Participant participates and which is sponsored by the Company or a Related Company; or if the Participant does not participate in a long-term disability plan sponsored by the Company or a Related Company, then the Participant shall be considered to have a “Long-Term Disability” if the Committee determines, under standards comparable to those of the Company’s long-term disability plan, that the Participant would be eligible for long-term disability benefits if he or she participated in such plan.

(j)
Qualifying Termination. The term “Qualifying Termination” means the Participant’s Date of Termination that occurs because the Company and/or any of the Related Companies terminates the Participant’s employment with the Company and/or the Related Companies without Cause. For the avoidance of doubt, the termination of the Participant’s employment due to death or Long-Term Disability, or a voluntary termination of the Participant’s employment by the Participant for any reason (including Good Reason or Retirement) shall not constitute a Qualifying Termination for the purposes of this Agreement.

(k)	Restrictive Covenant Period. The term “Restrictive Covenant Period” means the twenty-four month period following a Date of Termination due to a Qualifying Termination or a Retirement.

(l)
Retirement. The term “Retirement” means an employee who’s Date of Termination occurs after satisfying all of the following: (i) the employee has provided at least ten years of service with the Company or a Related Company; (ii) the employee has attained at least age 62; (iii) the employee terminates employment in good standing with the

Company or a Related Company; and (iv) the employee executes an agreement and release as required by the Company which will include, without limitation, a general release, and non-competition and non-solicitation provisions. However, with respect to exercising vested options pursuant to 4(c), above, “Retirement” shall mean the occurrence of a Participant's Date of Termination with the consent of the Participant's employer after the Participant is eligible for early retirement or normal retirement under a retirement plan maintained by the Company or the Subsidiaries.

(m)	Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in these Option Terms.
9. Heirs and Successors. The Option Terms shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights exercisable by the Participant or benefits deliverable to the Participant under these Option Terms have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of these Option Terms and the Plan. The "Designated Beneficiary" shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under these Option Terms or before the complete distribution of benefits to the Designated Beneficiary under these Option Terms, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.
10. Administration. The authority to manage and control the operation and administration of these Option Terms shall be vested in the Committee, and the Committee shall have all powers with respect to these Option Terms as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.
11. Plan and Corporate Records Govern. Notwithstanding anything in these Option Terms to the contrary, these Option Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and these Option Terms are subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Notwithstanding anything in the Option Terms to the contrary, in the event of any discrepancies between the corporate records regarding this award and the Record-Keeping System, the corporate records shall control.
12. Clawback Policy. Notwithstanding anything in these Option Terms to the contrary, in consideration for the receipt of this Option, the Participant agrees and acknowledges that the Participant’s rights with respect to this Option and any other award granted to the Participant shall be subject to the terms of the Chubb Limited Clawback Policy as amended from time to time.
13. Solicitation Activity.

(a)
In light of Participant’s obligations to the Company (references in this paragraph 13 to the “Company” include the Company’s Subsidiaries) and exposure in the course of Participant’s duties to confidential information and customers of the Company, during the term of Participant’s employment and for one year following Participant’s Date of Termination (the “Non-Solicit Period”), Participant will not directly or indirectly:

(i)
solicit, or accept insurance or reinsurance business from, any customer, agent or broker of the Company: (x) that, within one year preceding the Date of Termination, had business communications with Participant or with any person directly or indirectly managed by Participant; or (y) about which Participant had access to confidential information within one year preceding the Date of Termination;

(ii)	solicit or hire any employee of the Company to work for any other individual or entity; or

(iii)	breach the terms of any confidentiality, non-solicitation or non-competition agreement between the Participant and the Company.

(b)
Participant hereby acknowledges that this paragraph 13 contains provisions that: (i) do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company; (ii) contain reasonable limitations as to time and scope of activity to be restrained; (iii) are not harmful to the general public; and (iv) are not unduly burdensome to Participant.  In consideration of this Award and in light of Participant’s education, skills and abilities, Participant agrees that he or she will not assert that, and it should not be considered that, any provisions of this paragraph 13 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

(c)
Participant acknowledges and agrees that any failure to comply with any of the terms of this paragraph 13 will irreparably harm the Company for which money damages will be an inadequate remedy. Participant agrees that the Company will have the right to enforce this paragraph 13 in any court of equity to obtain injunctive relief without the posting of a bond and without proof of actual damages. Participant agrees that the foregoing rights and remedies of Company shall be in addition to, and not in lieu of, any other remedies available to the Company at law or in equity.

(d)	The Non-Solicit Period will be tolled for any period during which Participant is in violation of any provision of this paragraph 13.
14. Not An Employment Contract. The Option will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time. These Option Terms are not intended to and do not supersede the terms of any previous agreement between the Participant and the Company or a Subsidiary.
15. Notices. Any written notices provided for in these Option Terms or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal executive office.
16. Competitive Activity.
(a)    The Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the Incentive Stock Option Award at any time if the Participant engages in any “Competitive Activity”.
(b)    Immediately prior to the exercise of the Participant’s Options, the Participant shall certify, to the extent required by the Committee, in a manner acceptable to the Committee, that the Participant is not engaging and has not engaged in any Competitive Activity. In the event a Participant has engaged in any Competitive Activity during the Restrictive Covenant Period, then the Participant shall be required to pay the Forfeiture Payment to the Company, in such manner and on such terms and conditions as may be required by the Committee, and the Company shall be entitled to set-off such amounts against any amount owed to the Participant by the Company and/or Subsidiary. In the event a Participant has engaged in any Competitive Activity during the Restrictive Covenant Period, Participant shall immediately forfeit any unvested or unexercised Options.
17. Fractional Shares. In lieu of issuing a fraction of a share upon any exercise of the Option, resulting from an adjustment of the Option pursuant to paragraph 5.2(f) of the Plan or otherwise, the Company will be entitled to pay to the Participant an amount equal to the fair market value of such fractional share.
18. No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the shares subject to the Option, until a stock certificate has been duly issued following exercise of the Option as provided herein. The Participant is not entitled to any dividend equivalents (current or deferred) with respect to the Option.

19. Amendment. The Option Terms may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.
IN WITNESS WHEREOF, the Company has caused these presents to be executed in its name and on its behalf, all as of the Grant Date.

CHUBB LIMITED

By:
Its: